Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE

Contacts
INVESTORS Tom White 423 294 8996
MEDIA Jim Sabourin 423 294 6300
866 759 8686

Unum Group’s board of directors votes to increase

common stock dividend

PORTLAND, Maine (May 23, 2013) – Unum Group (NYSE: UNM) announced today at its annual meeting of shareholders that its board of directors has authorized an increase of 11.5 percent in the quarterly dividend paid on its common stock. The new quarterly dividend rate of 14.5 cents per common share, or 58 cents per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2013.

“Our consistent operating performance and strong capital position have enabled us to again increase our common stock dividend, which along with our recent share repurchases is part of our strategy to return capital to shareholders,” said Thomas R. Watjen, president and chief executive officer.

The new quarterly dividend represents a 93.3 percent increase from the 7.5 cents per share the company was paying in 2007 and marks the fifth consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $2.3 billion of its stock since the fourth quarter of 2007, reducing its outstanding share count by 26 percent.

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About Unum Group

Unum Group is a leading provider of financial protection benefits in the United States and the United Kingdom. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2012, and its subsidiaries – Unum US, Colonial Life and Unum UK – provided $6.3 billion in benefits last year.

For more information visit us at www.unum.com or connect with us at

www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.